UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2009

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746
(Address of principal executive offices)(Zip Code)

(321) 363-5100
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On August 26, 2009, New Generation Biofuels Holdings, Inc. received a deficiency letter from The NASDAQ Stock Market notifying us that, based on our stockholders’ equity as reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, we are not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b)(1). As of June 30, 2009, our stockholders’ equity was $648,756.  As of August 25, 2009, the Company also did not meet the alternative listing requirements of at least $35 million in market value of listed securities or at least $500,000 in net income from continuing operations, though we had met the market value requirement within the last few months.  This notification has no immediate effect on the listing or trading of our common stock on the Nasdaq Capital Market.

As provided under Nasdaq rules, we have 15 calendar days from the date of the Nasdaq deficiency letter, or until September 10, 2009, to provide Nasdaq with a plan to regain compliance with the continued listing requirement.  We intend to submit a plan to Nasdaq before the deadline and are already taking certain steps to bring us back into compliance.  If Nasdaq accepts our plan, of which there can be no assurance, Nasdaq may grant us up to 105 days from August 26, 2009 to achieve and sustain compliance. If Nasdaq determines that our plan is not sufficient, it will provide written notice that our common stock would be subject to delisting from the Nasdaq Capital Market. At that time, we may request a hearing before a Nasdaq Listing Qualifications Panel. In that event, our common stock would remain listed on the Nasdaq Capital Market pending a final determination by the panel.

A copy of the Company’s press release dated August 28, 2009 reporting receipt of the deficiency letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 28, 2009	/s/ Cary J. Claiborne
Name: Cary J. Claiborne Title: President, Chief Executive Officer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated August 28, 2009.